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EXHIBIT 5.2

CONSENT OF NORTON ROSE FULBRIGHT CANADA LLP

Dear Sirs:

TransAlta Corporation

        Reference is made to the short form base shelf prospectus (the "Prospectus") forming part of the Registration Statement on Form F-10 filed by TransAlta Corporation with the U.S. Securities and Exchange Commission.

        We hereby consent to the references to our firm name in the Prospectus under the headings "Enforcement of Civil Liabilities" and "Legal Matters" and to the reference to our advice under the heading "Enforcement of Civil Liabilities." In giving such consent, we do not acknowledge that we come within the category of persons whose consent is required by the U.S. Securities Act of 1933, as amended, or the rules and regulations thereunder.

Yours truly,
/s/ NORTON ROSE FULBRIGHT CANADA LLP
December 5, 2014

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  EXHIBIT 5.2
CONSENT OF NORTON ROSE FULBRIGHT CANADA LLP